Exhibit 10.2
Restricted Stock Unit Award Terms

O V E R V I E W

Our Restricted Stock Units (“RSUs”) rewards program is generally designed to encourage long-term service and performance that creates value for our shareholders. This overview of the program does not amend or qualify any of the Award Terms, but is provided for a convenient summary of certain key terms. In the event of a conflict between this overview and the terms of the Plan or the Award Terms, the Plan or Award Terms will control.

Vesting

RSUs vest over a three (3) year period. This means that 33.33% of the equity vests after the first year, 33.33% after the second year, 33.34% after the third year, generally subject to continued employment through the vesting date. For example, assuming 3,000 RSUs were granted to an employee, the vesting schedule would be:

Date	Vested	Unvested
Grant Date	0	3,000
Year 1	999	2,001
Year 2	1,998	1,002
Year 3	3,000	0

As shares vest, the Company will deposit shares of the Company’s common stock, less any shares withheld for tax withholdings, into an account in the employee’s name established with a brokerage firm identified by the Company. This will require the employee to open a brokerage account with the identified firm. An administrator of this program can assist employees in identifying the appropriate contacts at the brokerage firm to do so.

Selling Shares

Generally, an employee can sell his or her shares at any time after they are deposited into the employee’s brokerage account as long as he or she complies with the Company’s insider trading policy (see below). Any employee who has questions or concerns about compliance with the Company’s policies on securities laws should first check with the General Counsel’s office.

Insider Information

When employees become stock owners, they must adhere to applicable Securities Exchange Commission (“SEC”) regulations, including compliance with insider trading rules. Contact the General Counsel’s office for further information.

Leaving the Company

Since equity grants are designed to encourage and reward long- term service, as a general matter, unvested equity is forfeited when employment ends.

Key Contacts

Key contact information is provided at the back of this program guide.
A W A R D T E R M S

CONMED Corporation hereby states the terms and conditions (the “Award Terms”) of the Restricted Stock Units (“RSUs”) for the recipient (“Employee”) identified in the grant dated (the “Grant Date”) as designated by the Compensation Committee of the Board of Directors (the “Committee”). To receive the RSUs, Employee must accept and agree to these Award Terms as well as the Restrictive Covenant Agreement attached hereto as Appendix A. Capitalized terms not defined herein shall have the meanings ascribed to them in CONMED’s 2025 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

Grant of Restricted Stock Unit

Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Employee, subject to the terms and conditions of these Award Terms, a share of the Company’s Common Stock, or, at the option of the Company cash equal to the Fair Market Value thereof, on the Vesting Date (as defined below). Until such delivery, the Employee has only the rights of a general unsecured creditor, and no rights as a shareholder (in the case of delivery of shares of the Company’s Common Stock), of the Company.

Vesting and Delivery

These RSUs shall vest according to the following schedule (in each case, a “Vesting Date”):

Date	Vested	Unvested
Grant Date	0%	100%
Year 1 Anniversary	33.33%	66.66%
Year 2 Anniversary	66.66%	33.34%
Year 3 Anniversary	100%	0%

Except as expressly specified below, the RSUs shall vest on the Vesting Dates specified, provided that the Employee has remained employed by the Company through the applicable Vesting Date. Any vested RSU will be settled within [60] days following vesting.

Termination of Employment; Vesting

Upon the termination of the Employee’s employment with the Company and its subsidiaries for any reason other than a termination (i) due to death, or (ii) due to disability, then the Employee’s rights in respect of any RSUs that are not vested shall immediately terminate and such unvested RSUs shall cease to be outstanding and no shares of the Company’s Common Stock or cash payments will be delivered in respect of such unvested RSUs. RSUs shall not vest after the date of termination of employment. In addition, for those employees who reside in jurisdictions in which statutory or other law require an employer to provide notice of termination of employment, RSUs that have not vested as of the date of the notice of termination of employment provided by the Company’s subsidiary or affiliate shall not vest during any notice period, given that the purpose of equity compensation is to create an incentive for key employees to create shareholder value, which purpose is no longer served by an employee who has been provided notice that his or her employment is being terminated.

In the event that employment with the Company is terminated as a result of the Employee’s death or disability, all unvested RSUs will immediately become fully vested and be payable immediately without the need for further action to the Employee or as provided for by the laws of descent and distribution, as the case may be.

Unless the Committee determines otherwise, in the event of a Change in Control, in which Awards are not assumed, substituted or otherwise continued as provided in Section 13 of the Plan, all RSUs awarded herein that are then-outstanding shall vest in full as of the Change in Control without the need for further action. In the event of a Change in Control in which Awards are assumed, substituted or otherwise continued, if Employee’s employment is terminated by the Company or any successor entity thereto without Cause or if the Employee resigns for Good Reason, in each case, within two (2) years after a Change in Control, each then-outstanding RSU (or award substituted therefor) shall be vest in full as of such of termination immediately without the need for further action.

Restrictive Covenants

As a condition precedent to the grant of the Award, Employee is required to consent to the Restrictive Covenant Agreement, attached as Appendix A. Employee agrees that failure to consent to the Restrictive Covenant Agreement by the deadline set forth by the Company shall result in the immediate and irrevocable forfeiture of the RSU Award hereunder. Further, if Employee violates any provision of the Restrictive Covenant Agreement: (1) any unvested RSUs will be immediately and irrevocably forfeited, and no payment of any kind shall be payable with respect thereto; and (2) the Company shall be entitled to recover the full, pre-tax value of any RSUs that were settled during the twenty-four (24) month period prior to Employee’s termination of employment with the Company or thereafter. This Section shall not constitute the Company’s exclusive remedy for Employee’s violation of the Restrictive Covenant Agreement. The Company reserves all rights to seek all available legal or equitable remedies in the event of Employee’s violation or threatened violation of the Restrictive Covenant Agreement, including injunctive relief.

The obligations contained in the Restrictive Covenant Agreement will survive the termination of Employee’s employment with the Company and will be fully enforceable thereafter.

Unless otherwise provided in the Restrictive Covenant Agreement or the Exhibits thereto, the terms of the Restrictive Covenant Agreement and other obligations set forth in these Award Terms supplement, and are in addition to, any other, pre-existing non-compete, non-solicit, and confidentiality restrictions contained in Employee’s employment agreements, which remain in full force and effect and are not amended or replaced in any way by the terms of these Award Terms.

Trade Secrets: Protection of Confidentiality And Notice Under Defense of Trade Secrets Act

Employee acknowledges that employment with the Company will bring Employee into close contact with many confidential affairs of the Company and its affiliates, including without limitation information about costs, profits, customers, markets, sales, products, key personnel, policies, operational methods, trade secrets and other business affairs and methods and other information not readily available to the public, and plans for further development (“Confidential Information”). Accordingly, Employee covenants and agrees that Employee will deliver promptly upon termination of employment, or at any other time the Company may request, all Confidential Information in the form of memoranda, notes, records, reports and any other documents or media (and all copies thereof) relating to the Company’s business which Employee may then possess or have under Employee’s control. In addition, for as long as such information remains sensitive and confidential in nature, and is not made public (other than as a result of Employee’s action or inaction, direct or indirect), subject to the “Protected Rights” section below, Employee will hold in strictest confidence all matters of the Company or any of its affiliates that are not otherwise in the public domain and will not, directly or indirectly, disclose or otherwise communicate them to anyone outside of the Company, download or otherwise transfer or transmit them without authorization or in violation of the Company’s policies, or use them for Employee’s personal uses or otherwise, either during or after the period of Employee’s employment with the Company or its affiliates.

Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose such trade secret to Employee’s attorney and use the trade secret information in related court proceedings, provided that Employee files any document containing the trade secret information under seal and does not further disclose the trade secret, except pursuant to court order.

Protected Rights

Nothing contained in this Agreement restricts or limits Employee’s right to discuss or disclose information about unlawful acts in the workplace, at work-related events, or between Company employees or the Company and Employee, such as harassment, discrimination, retaliation, sexual assault, a wage and hour violation, or any other conduct that Employee has reason to believe is unlawful or that is otherwise recognized as against a clear mandate of public policy, nor does this Agreement prohibit Employee from discussing Employee’s employment or reporting possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or state or local government agency. This Agreement does not prohibit Employee from discussing the terms and conditions of Employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Nor does this Agreement require Employee not to disclose or discuss conduct or the existence of a settlement involving conduct relating to a dispute: (1) involving a nonconsensual sexual act or sexual contact, as such terms are defined in section 2246 or title 18, United States Code, or similar applicable tribal or state law; or (2) relating to conduct that is alleged to constitute sexual harassment under applicable federal, tribal, or state law.

No Dividend Equivalents

For the avoidance of doubt, the RSUs do not entitled the Employee to any dividend equivalent rights.

Withholding

The vesting and payment of the RSUs is conditioned on the Employee’s payment of the amount of the federal, state and local taxes, if any, required to be withheld and paid by the Company as a result of such vesting and payment by check or, with the approval of the Committee, by the Company’s retaining the number of shares of Common Stock from share of Common Stock that would be delivered upon vesting of the RSUs, the fair market value of which is equal to the minimum amount required to be withheld, or, at the option of the Company, cash.

The vesting and payment of the RSUs is conditioned on the Employee’s payment of the amount of the federal, state and local taxes, if any, required to be withheld and paid by the Company as a result of such vesting and payment by check or, with the approval of the Committee, by the Company’s retaining the number of shares of Common Stock from share of Common Stock that would be delivered upon vesting of the RSUs, the fair market value of which is equal to the minimum amount required to be withheld, or, at the option of the Company, cash.

Authority

The Committee shall have final authority to interpret and construe these Award Terms and to make all determinations thereunder, and its decisions shall be final, binding and conclusive upon all persons, including the Employee and the Employee’s legal representative.

The Committee shall have final authority to interpret and construe these Award Terms and to make all determinations thereunder, and its decisions shall be final, binding and conclusive upon all persons, including the Employee and the Employee’s legal representative.

Recoupment

As set forth in Section 6 of the Plan, this Award (and any shares or cash delivered in respect hereof) is subject to the Company’s clawback and recoupment policies as in effect from time to time, including without limitation the Company’s Recoupment Policy (as it may be amended from time to time), and the Award, shares and cash will be subject to repayment or forfeiture to the extent provided in such policy or policies. The remedies in this section are in addition to any remedies arising from a breach of the Restrictive Covenant Agreement or applicable law. Transferability The RSUs are not assignable or transferable, and no right or interest of the Employee shall be subject to any lien, obligation or liability of the Employee, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit the Employee to transfer the RSUs to one or more of his immediate family members (i.e., his spouse and issue, including adopted and step children) or to trusts established in whole or in part for the benefit of the Employee and/or one or more of such immediate family members as described in the Plan.

As set forth in Section 6 of the Plan, this Award (and any shares or cash delivered in respect hereof) is subject to the Company’s clawback and recoupment policies as in effect from time to time, including without limitation the Company’s Recoupment Policy (as it may be amended from time to time), and the Award, shares and cash will be subject to repayment or forfeiture to the extent provided in such policy or policies. The remedies in this section are in addition to any remedies arising from a breach of the Restrictive Covenant Agreement or applicable law.

Transferability

The RSUs are not assignable or transferable, and no right or interest of the Employee shall be subject to any lien, obligation or liability of the Employee, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit the Employee to transfer the RSUs to one or more of his immediate family members (i.e., his spouse and issue, including adopted and step children) or to trusts established in whole or in part for the benefit of the Employee and/or one or more of such immediate family members as described in the Plan.

No Rights of Employment

These Award Terms shall not be construed as giving the Employee any right to continue in the employ of the Company or any subsidiary or limit in any way the rights of the Company, or any subsidiary, to terminate employment of the Employee at any time.

Entire Agreement

The Plan is incorporated herein by reference. These Award Terms, the Plan and such other documents as may be executed in connection with the vesting and settlement of the RSUs constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

Governing Law, Consent to Jurisdiction and Venue

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the execution or performance hereof, aside from those arising out of or relating to the Restrictive Covenant Agreement (which shall be determined in accordance with the terms of the Restrictive Covenant Agreement), shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby, aside from those arising out of or relating to the Restrictive Covenant Agreement (which shall be determined in accordance with the terms of the Restrictive Covenant Agreement), shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding.

Successors

These Award Terms shall be binding upon the Company and the Employee and their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

APPENDIX A

RESTRICTIVE COVENANT AGREEMENT

As a material condition to the grant of the award Restricted Stock Units provided under the 2025 Long-Term Incentive Plan to the grant recipient (“Employee”, “You”, “I” or “Me”) by ConMed Corporation and/or one of its affiliates, subsidiaries, successors, assigns, or related companies or entities (collectively, the “Company” or “Employer”), Employee enters into and agrees to be bound by this Restrictive Covenant Agreement (the “Agreement”), made by and between Employee and the Company. The Company and Employee are collectively referred to herein as “the Parties.”

RECITALS
A.Purpose

The Parties intend for me to serve on an at-will basis in a position of trust at agreed-upon compensation. During the time of that employment, the Parties expect me to have access to Confidential Information (as defined below). The purpose of this Agreement is to protect the Company’s legitimate and protectible interests.

B. Intent

This Agreement sets forth the entire understanding and agreement of the Parties and fully supersedes any and all prior or contemporaneous agreements or understandings between the Parties on the subject matter of this Agreement.

C. Consideration

Employee enters into this Agreement in consideration of the Company employing Employee, compensating Employee, providing Employee with access to Confidential Information and/or trade secrets, and/or access to the Company’s clients and business partners, and the opportunity to develop and maintain relationships and goodwill with them, and/or other good and valuable consideration, the adequacy, sufficiency and receipt of which is hereby acknowledged.

Accordingly, intending to be legally bound, the Parties agree as follows:

TERMS AND CONDITIONS

1.Confidential Information Protections.

1.1Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. I will not remove any Confidential Information from the premises of the Company in either original or copied form, and will not remove or publish Confidential Information through digital or computer means, such as through use of social media, via transfer to an external hard drive or digital drop box, or by forwarding to a personal email account, except in the ordinary course of conducting business for the Company or with specific prior approval.

1.2Permitted Disclosures.

(a) Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose such trade secret to my attorney and use the trade secret information in related court proceedings, provided that I file any document containing the trade secret information under seal and do not further disclose the trade secret, except pursuant to court order.

(b) I understand that nothing contained in this Agreement restricts or limits my right to discuss or disclose information about unlawful acts in the workplace, at work-related events, or between Company employees or Company and me, such as harassment, discrimination, retaliation, sexual assault, a wage and hour violation, or any other conduct that I have reason to believe is unlawful or that is otherwise recognized as against a clear mandate of public policy, nor does this Agreement prohibit me from discussing my employment or reporting possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or state or local government agency. I further understand that this Agreement does not prohibit me from discussing the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Nor does this Agreement require me not to disclose or discuss conduct or the existence of a settlement involving conduct relating to a dispute: (1) involving a nonconsensual sexual act or sexual contact, as such terms are defined in section 2246 or title 18, United States Code, or similar applicable tribal or state law; or (2) relating to conduct that is alleged to constitute sexual harassment under applicable federal, tribal, or state law.

1.3    Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; and (e) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me.

1.4    Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.5    Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information and Third Party Information as provided in this Section 1 and I agree that the restrictions in this Section 1 are intended to continue indefinitely, even after my employment by Company ends.

1.6    Return of Confidential Information and Company Property. Upon my termination of employment with Company, or at any time upon the request of Company, I will deliver promptly to Company all Company property, documents, and information. This includes, but is not limited to, all Company Inventions and/or Confidential Information, including any and all copies thereof, in any form, regardless of whether such Confidential Information is stored on or in any personally-owned device or storage media, as well as any Company-issued credit cards, security badges, keys and tokens, and Company-issued electronic and telephonic equipment including but not limited to computers, mobile phones, iPads, external hard drives, USB storage devices, flash drives, or other devices or data storage media. I understand and agree that I may not retain Confidential Information in any form following termination of my employment with Company. I further agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems, unless otherwise directed by Company; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving my employment with Company, I hereby agree to (i) provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information, (ii) cooperate with Company in attending an exit interview, and (iii) complete and sign Company’s termination statement if required to do so by Company.

1.7    No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

1.8    Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information or Third Party Information, except as required in performing my duties for Company, and for the non- solicitation covenants, and the other promises provided herein, Company agrees to grant me access to Confidential Information or Third Party Information required to fulfill the duties of my position. I agree that Company has no pre- existing obligation to reveal Confidential Information or Third Party Information.

2.    Assignments of Inventions.

2.1    Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

2.2    Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secrets, or Confidential Information, except for Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company. In addition, this Agreement does not apply to any Invention that qualifies fully for protection from assignment to Employer under any specifically applicable state law, regulation, rule or public policy, as more specifically described in Exhibit A for employees working in certain states (collectively, “Non-assignable Inventions”).

2.3    Prior Inventions.

(a) I agree to provide notice to the Company, in the manner described in Section 9 of this Agreement, containing a description of any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such notice is provided by me to the Company within ten (10) days of my execution of this Agreement, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b) I agree that if I use any Prior Inventions and/or Non-assignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Non-assignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Non-assignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non- exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Non-assignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Non-assignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.4    Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Non-assignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5    Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Non- assignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Non-assignable Inventions that I disclose in writing to Company.

2.6    Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7    Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8    Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

2.9    Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as specifically directed by Company.

3.    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4.    Duty of Loyalty During Employment. To the extent applicable to me or modified for me as described in Exhibit B based on the state in which I work, during my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.    No Solicitation of Employees, Consultants, Contractors, Customers or Potential Customers. To the extent applicable to me or modified for me as described in Exhibit B based on the state in which I work or reside, I agree that during the period of my employment and for the one (1)-year period immediately after the date my employment ends, I will not, either directly or through others, except on behalf of Company:

5.1    solicit, induce, encourage, or participate in soliciting, inducing or encouraging any Colleague to terminate their or its relationship with Company;

5.2    solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any Colleague to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

5.3    solicit, induce, encourage, or participate in an attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.4    solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.5    solicit, induce, encourage or attempt to solicit, induce, or encourage, any franchisee, joint venture, supplier, vendor or contractor who conducted business with Company at any time during the two (2)-year period preceding the termination of my employment with Company, to terminate or adversely modify any business relationship with Company or not to proceed with, or enter into, any business relationship with Company, nor shall I otherwise interfere with any business relationship between Company and any such franchisee, joint venture, supplier, vendor or contractor.

    The Parties agree that for purposes of this Agreement, a “Colleague” is any employee, consultant, or independent contractor of the Company provided I (i) had material contact with or supervised any such employee, consultant, or independent contractor during the twenty-four (24) months preceding the termination of my employment with Company; or (ii) had access to Confidential Information about any such employee, consultant, or independent contractor during the twenty-four (24) month period preceding termination of my employment with Company.

    The Parties agree that for purposes of this Agreement, a “Customer” is any person or entity who or which used Company’s services at any time during the two (2)-year period preceding the termination of my employment with Company, provided I (i) had material business-related contact with such person or entity during the two (2) year period preceding termination of my employment with Company; or (ii) had access to Confidential information about any such person or entity during the two (2) year period preceding termination of my employment with Company.

    The Parties agree that for purposes of this Agreement, a “Potential Customer” is any person or entity who or which inquired about Company’s services at any time during the two (2)-year period preceding the termination of my employment with Company, provided I (i) had business-related contact with such person or entity during the two (2) year period preceding termination of my employment with Company; or (ii) had access to Confidential information about any such person or entity during the two (2) year period preceding termination of my employment with Company.

    The Parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during the last two (2) years preceding termination of my employment by Company or about which I acquired Confidential Information during the last two (2) years preceding termination of my employment by Company.

6.    Non-Compete Provision.

6.1    Unless modified for me as described in Exhibit B based on the state in which I work or reside, I agree that for the one (1)-year period after the date my employment ends, I will not, directly or indirectly, perform or provide, or attempt to perform or provide Conflicting Services (defined above) in the Restricted Territory (defined below) in a position that is the same or similar in function or purpose to the services I provided to Company at any time in the last two (2) years preceding termination of my employment by Company.

6.2    The Parties agree that, for purposes of this Agreement, “Restricted Territory” means:

(a)    the state in which I primarily performed services for Company;

(b)    all other states of the United States of America in which Company provided goods or services, had customers, or otherwise conducted business at any time during the two (2)-year period prior to the date of the termination of my relationship with Company, if, during the two (2)-year period prior to the date of the termination of my relationship with Company, I: (i) provided services for the Company in any such state; or (ii) had access to Confidential Information relating to the Company’s business operations in any such state;

(c)    any other countries from which Company provided goods or services, had customers, or otherwise conducted business at any time during the two (2)-year period prior to the date of the termination of my relationship with Company, if, during the two (2)-year period prior to the termination of my relationship with Company, I: (i) provided services for the Company in any such countries; or (ii) had access to Confidential Information relating to the Company’s business operations in any such countries.

7.    Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (i) I have the right to consult with counsel prior to signing this Agreement, (ii) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (iii) that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company trade secrets and Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms.

8.    No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

9.    Legal and Equitable Remedies.

9.1    I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. Accordingly, in addition to any remedies available under applicable law and/or as set forth in any equity agreements between me and Company (including option grant notices), I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

9.2    Except as prohibited by law or any agreement between Company and me regarding payment of fees charged by an arbitral body, I agree that if Company is successful in whole or in part in any legal or equitable action under this Agreement (including, but not limited to, a court partially or fully granting any application, motion, or petition by Company for injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction, or permanent injunction), whether against or commenced by me, Company will be entitled to recover from me all costs, fees, or expenses it incurred at any time during the course of the dispute, including, but not limited to, reasonable attorney’s fees. A final resolution of such dispute or a final judgment is not a prerequisite to Company’s right to demand payment hereunder and such amounts must be paid by me to Company within thirty (30) days after I receive written notice of such demand. In the event Company demands only a portion of such costs, fees, or expenses incurred, such demand shall be without prejudice to further demands for (i) the remainder of any outstanding costs, fees, or expenses incurred, or (ii) costs, fees, or expenses incurred after the prior demand.

9.3    In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing this Agreement.

10.    Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention General Counsel,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other.

Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

11.     Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

12.    General Provisions.

12.1    Governing Law; Consent to Personal Jurisdiction; Notice of Change to Work Location. Unless otherwise stated in Exhibit B, this Agreement will be governed by and construed according to the laws of the state in which I primarily work for Company without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in the state in which I primarily work for Company and the state in which Company’s headquarters is located for any lawsuit filed there against me by Company arising from or related to this Agreement (although I understand Company will not file a lawsuit in the state in which Company’s headquarters is located if prohibited by applicable law). I will not change the state where I am primarily working for the Company without providing prior written notice to the Company of such change (other than in the case of any such change requested or required of me by the Company).

12.2    Modification & Severability.

(a)    If any section, provision, paragraph, phrase, word, and/or line (collectively “Provision”) of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable Provision, and the rest of this Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement will not affect the validity or enforceability of the remaining Provisions, which will be enforced as if the offending Provision had not been included in this Agreement.
(b)    If one or more post-employment restrictive covenants in this Agreement are found unenforceable (despite, and after application of, any applicable right to reformation that could add or renew enforceability), then any provision(s) of any prior agreement between the Parties that would provide for restriction(s) on the same or substantially similar post-employment conduct of Employee will not be considered superseded and will remain in effect, to the extent enforceable.

12.3    Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For avoidance of doubt, Company’s successors and assigns are authorized to enforce Company’s rights under this Agreement.

12.4    Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5    Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, except as prohibited by law.

12.6    Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.8    Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE RIGHT TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL PRIOR TO EXECUTION OF THIS AGREEMENT, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. I FURTHER UNDERSTAND THAT COMPANY HEREBY ADVISES THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

12.9    Entire Agreement. The obligations in Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement, together with the Exhibits herein and any executed written offer letter between me and Company, is the final, complete and exclusive agreement between me and Company with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, whether written or oral; provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only, except that any restrictive covenant provisions of such agreement shall not be superseded and shall remain in effect and enforceable without limiting or affecting the provisions of this Agreement, to the extent enforceable under applicable law. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

AGREED BY:

CONMED CORPORATION

/s/ John Ferrell

John Ferrell
EVP HR

EMPLOYEE ACCEPTS THE OBLIGATIONS UNDER THIS RESTRICTIVE COVENANT AGREEMENT AND UNDERSTANDS AND AGREES THAT EMPLOYEE WILL BE DEEMED TO HAVE ACCEPTED AND SIGNED THE RESTRICTIVE COVENANT AGREEMENT UPON EMPLOYEE’S ACCEPTANCE OF THE RESTRICTED STOCK UNIT GRANT NOTICE AND RESTRICTED STOCK UNIT AWARD AGREEMENT TO WHICH IT IS ATTACHED. EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE’S ELECTRONIC ACCEPTANCE IS THE SAME AS AN INK SIGNATURE FOR ALL PURPOSES, AND THAT EMPLOYEE’S ELECTRONIC AGREEMENT MAY BE USED WITH THE SAME EFFECT AS AN INK SIGNATURE FOR ANY PURPOSE. UNLESS OTHERWISE PROVIDED IN EXHIBIT B HERETO, THE EFFECTIVE DATE OF THIS RESTRICTIVE COVENANT AGREEMENT SHALL BE THE DATE OF EMPLOYEE’S ACCEPTANCE OF THE RESTRICTED STOCK UNIT GRANT NOTICE AND RESTRICTED STOCK UNIT AWARD AGREEMENT.